Exhibit 10.1
SoundBite Communications, Inc.
Amendment to 2011 Management Cash Compensation Plan
Purpose
This amendment is being adopted and implemented in order to modify the “Bonus Target Calculation” applicable to Mark D. Friedman, Chief Marketing and Business Development Officer, pursuant to the 2011 Management Cash Compensation Plan (the “Original Plan”) of SoundBite Communications, Inc. (“SoundBite”). All capitalized terms used but not defined in this amendment shall have the respective meanings ascribed to them in the Original Plan.
Compensation — Mark D. Friedman
The following provisions shall apply with respect to Mark D. Friedman, in lieu of the equivalent provisions set forth under “B. Bonus Target Calculation” in the Original Plan.
The aggregate amount of the Bonus Target payable to Mr. Friedman will equal the sum of components for corporate revenue, pro forma operating income and the Mobile Services Business Unit (“MSBU”) revenue, each as described below.
•	Corporate Revenue Component: Twenty five percent of Mr. Friedman’s Bonus Target ($25,000) will consist of a component based on total revenue recognized by SoundBite in 2011 in accordance with U.S. GAAP. The revenue component of Mr. Friedman’s Bonus Target will be earned on an annual basis and will be computed in accordance with a schedule approved by the Compensation Committee, which schedule shall provide that the revenue component of such Bonus Target will be payable in full if and only if revenue for 2011 equals or exceeds the amount of revenue reflected in the Operating Plan.

•	Pro Forma Operating Income Component: Twenty five percent of Mr. Friedman’s Bonus Target ($25,000) will consist of a component based on pro forma operating income for 2011. For these purposes, “pro forma operating income” shall be defined as operating income determined in accordance with U.S. GAAP, plus (a) the total amount of expense recorded in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), (b) the total amount of amortization of intangibles recorded in accordance with U.S. GAAP and (c) the total amount of expense recorded in accordance with U.S. GAAP as a result of the pro forma operating income component of the Bonus Target for all officers as provided under the Original Plan, as amended hereby. The pro forma operating income component of Mr. Friedman’s Bonus Target will be earned on an annual basis and will be computed in accordance with a schedule approved by the Compensation Committee, which schedule shall provide that the pro forma operating income component of such Bonus Target will be payable in full if and only if pro forma operating income for 2011 equals or exceeds the amount of operating income reflected in the Operating Plan plus $245,000 (the amount of the pro forma operating income component of the Bonus Target for all officers).

•	MSBU Revenue Component: Fifty percent of Mr. Friedman’s Bonus Target ($50,000) will consist of a component based on MSBU revenue recognized by SoundBite in the second half of 2011 in accordance with U.S. GAAP. The MSBU revenue component of Mr. Friedman’s Bonus Target will be earned on an annual basis and will be computed in accordance with a schedule approved by the Compensation Committee, which schedule shall provide that the MSBU revenue component of such Bonus Target will be payable on a commission basis, based on the MSBU revenue earned. Specifically, the amount earned shall equal $50,000 (the applicable Bonus Target), multiplied by a fraction, the numerator of which shall be the amount of MSBU revenue actually earned in the second half of 2011 and the denominator of which shall be the amount of MSBU revenue reflected in the Operating Plan (as may be modified by the Board of Directors in light of SoundBite’s acquisition of

SmartReply Technologies, Inc. in June 2011) for the second half of 2011, provided that such bonus earned by Mr. Friedman shall be capped at $50,000.
Related Adjustments
In light of the changes to the Bonus Targets applicable to Mr. Friedman, each reference to “$270,000” under “B. Bonus Target Calculation” in the Original Plan shall be replaced with “$245,000.”